EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces Third Quarter 2021 Financial Results

WEST JORDAN, Utah, Dec. 08, 2021 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's Warehouse" or the “Company”) (Nasdaq: SPWH) today announced financial results for the thirteen and thirty-nine weeks ended October 30, 2021.

“I am very proud of our team and pleased with the performance of the business during the third quarter.” said Jon Barker, Sportsman’s Warehouse CEO. “Despite a very difficult comparison and the terminated merger agreement with the Great Outdoors Group, Inc., our team has been able to achieve incredible results in the quarter and year-to-date periods.”

Notable Achievements

  Topline sales growth of 4% for the third quarter compared to the third quarter of fiscal year 2020, which includes the opening of 7 new stores in an 8 week period. As of today, the Company has opened 10 stores in fiscal 2021, including in 2 new states. This brings our total store count to 122 stores in 29 states.
  Same store sales decline of 1.5% for the third quarter of fiscal year 2021 compared to the third quarter of fiscal year 2020. Compared to the same period of 2019, the Company saw same store sales growth of 39.4%.
  E-commerce sales growth of over 15% for the third quarter of fiscal year 2021 versus the same period of fiscal year 2020. The Company saw over 260% E-commerce sales growth compared to the same period in fiscal year 2019.
  Significant growth of our customer database with new co-branded Explorewards credit card issuances up over 100% and collected customer e-mail addresses up over 30% year-to-date.

For the thirteen weeks ended October 30, 2021:

  Net sales were $401.0 million, an increase of $15.3 million, or 4.0%, compared to the third quarter of fiscal year 2020, primarily due to the opening of seven new stores since October 31, 2020. Compared to the third quarter of fiscal year 2019, net sales increased 65.3% from $242.5 million.

  Same store sales decreased 1.5% during the third quarter of fiscal year 2021 compared to the third quarter of fiscal year 2020. Compared to the same period of 2019, same stores sales increased 39.4%.

  Gross profit was $129.6 million, or 32.3% of net sales, compared to $130.6 million, or 33.9% of net sales in the comparable prior year period, a year-over-year decrease of $1.0 million in gross profit and a 160-basis point decrease in gross profit margin. The decrease in gross profit margin can be attributed to an increase in freight costs partially offset by higher product margins and vendor programs.

  Net income was $21.9 million compared to net income of $30.5 million in the third quarter of fiscal year 2020. Adjusted net income was $22.7 million compared to adjusted net income of $31.5 million in the third quarter of fiscal year 2020. Net income and adjusted net income for the third quarter of fiscal year 2019 was $10.5 million and $10.8 million, respectively (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $39.3 million compared to $49.9 million in the comparable prior year period. Adjusted EBITDA for the third quarter of fiscal year 2019 was $23.2 million (see "GAAP and Non-GAAP Measures").

  Diluted earnings per share were $0.49 compared to diluted earnings per share of $0.68 in the comparable prior year period. Adjusted diluted earnings per share were $0.51 compared to adjusted diluted earnings per share of $0.71 for the comparable prior year period. Diluted earnings per share and adjusted diluted earnings per share for the comparable period of fiscal year 2019 was $0.24 and $0.25, respectively (see "GAAP and Non-GAAP Measures").

For the thirty-nine weeks ended October 30, 2021:

  Net sales were $1,089.8 million, an increase of $76.2 million, or 7.5%, compared to the 39 weeks ended October 31, 2020, primarily due to a combination of opening of seven new stores since October 31, 2020, and an increase in same store sales of 1.5% as we saw strong demand across all categories. Compared to the first 39 weeks of fiscal 2019, net sales increased 73.5% from $628.2 million.

  Gross profit was $353.7 million, or 32.5% of net sales, compared to $334.5 million, or 33.0% of net sales in the comparable prior year period, a year-over-year increase of $19.3 million in gross profit and a 50 basis point decrease in gross profit margin. The decline in gross profit margin can be attributed to higher freight costs for the period versus the prior year, partially offset by increased product margins and vendor programs.

  Net income was $50.0 million compared to net income of $61.8 million in the first 39 weeks of fiscal year 2020. Adjusted net income was $54.7 million compared to adjusted net income of $65.6 million in the first 39 weeks of fiscal year 2020. Net income and adjusted net income for the first 39 weeks of fiscal 2019 was $10.5 million and $11.3 million, respectively (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $98.0 million compared to $111.7 million in the comparable prior year period. Adjusted EBITDA for the first 39 weeks of fiscal year 2019 was $39.4 million (see "GAAP and Non-GAAP Measures").

  Diluted earnings per share were $1.13 compared to a diluted earnings per share of $1.40 in the comparable prior year period. Adjusted diluted earnings per share were $1.23 compared to adjusted diluted earnings per share of $1.48 for the comparable prior year period. Diluted earnings per share and adjusted diluted earnings per share for the first 39 weeks of fiscal year 2019 was $0.24 and $0.26, respectively (see "GAAP and Non-GAAP Measures").

Balance sheet highlights as of October 30, 2021:

  Total net debt was $55.1 million at the end of the third quarter of fiscal year 2021, comprised of $2.5 million of cash on hand and $57.6 million of borrowings outstanding under the Company’s revolving credit facility. In comparison, total net debt as of the end of the third quarter of fiscal year 2019 was $160.5 million consisting of $130.8 million outstanding under the Company’s revolving credit facility and $29.7 million outstanding under the prior term loan, net of unamortized debt issuance costs.

  Total liquidity was $151.8 million as of the end of the third quarter of fiscal year 2021 with $149.3 million of availability on the revolving credit facility and $2.5 million of cash on hand. As of December 8, 2021, the Company had approximately $57.5 million of cash on hand due to the $55.0 million payment received in conjunction with the termination of the merger agreement with Great Outdoors Group, Inc.

  Total inventory was $428.5 million as of the end of the third quarter of fiscal year 2021. Inventory per store has recovered as compared to 2020 levels with an increase of 25.2% more on a per store basis.

Q4 2021 and Full Year Outlook:

At this time the Company will not be providing guidance for the fourth quarter or full fiscal year 2021.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted net income, adjusted diluted earnings per share, and Adjusted EBITDA. The Company defines adjusted net income as net income, plus expenses incurred relating to the acquisition of Field and Stream store locations and the proposed merger with the Great Outdoors Group, LLC, expenses incurred relating to bonuses and increased wages paid to front-line and non-executive back office associates due to COVID-19, the costs and impairments recorded relating to the closure of one store during the first quarter of 2020, an accrual relating to pending labor litigation in the state of California, the excess of fair value over the purchase price of tangible assets acquired in connection with the Field & Stream stores acquired during fiscal 2020 and expenses incurred relating to the transition of our former Chief Financial Officer and the recruitment and hiring of various key members of our senior management team, less recognized tax benefits, as applicable. The Company defines adjusted diluted earnings per share as adjusted net income divided by diluted weighted average shares outstanding. The Company defines Adjusted EBITDA as net income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, pre-opening expenses, expenses incurred relating to the acquisition of Field and Stream store locations and the proposed merger with the Great Outdoors Group, LLC, bonuses and increased wages paid to front-line and non-executive back office associates due to COVID-19, the costs and impairments recorded relating to the closure of one store during the first quarter of 2020, the excess of fair value over the purchase price of tangible assets acquired in connection with the Field & Stream stores acquired during fiscal 2020, expenses incurred relating to the transition of our former Chief Financial Officer and the recruitment and hiring of various key members of our senior management team and an accrual relating to pending labor litigation in the state of California . The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to:  the potential impact of the termination of our merger agreement with Great Outdoors Group, LLC, including any impact on our stock price, business, financial condition and results of operations, and the potential negative impact to our business and employee relationships; current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and the Company’s ability to conduct its business; the impacts of COVID-19 and measures intended to reduce its spread on the Company’s operations; the Company’s retail-based business model, which is impacted by general economic, market and financial uncertainties that may cause a decline in consumer spending; the Company’s concentration of stores in the Western United States, which makes the Company susceptible to adverse conditions in this region and could affect the Company’s sales and cause its operating results to suffer; the highly fragmented and competitive industry in which the Company operates and the potential for increased competition; changes in consumer demands, including regional preferences, which the Company may not be able to identify and respond to in a timely manner; the Company’s entrance into new markets or operations in existing markets, which may not be successful; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021 which was filed with the SEC on April 2, 2021, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contacts:
ICR Inc.
Rachel Schacter
investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Thirteen Weeks Ended

	October 30, 2021	% of net sales	October 31, 2020	% of net sales	YOY Variance

Net sales	$401,014	100.0%	$385,748	100.0%	$15,266
Cost of goods sold	271,392	67.7%	255,166	66.1%	16,226
Gross profit	129,622	32.3%	130,582	33.9%	(960)

Operating expenses:
Selling, general and administrative expenses	99,974	24.9%	92,252	23.9%	7,722
Income from operations	29,648	7.4%	38,330	10.0%	(8,682)
Bargain purchase gain	-	0.0%	(2,218)	(0.6%)	2,218
Interest expense	413	0.1%	536	0.1%	(123)
Income before income tax expense	29,235	7.3%	40,012	10.5%	(10,777)
Income tax expense	7,372	1.8%	9,530	2.5%	(2,158)
Net income	$21,863	5.5%	$30,482	8.0%	$(8,619)

Earnings per share
Basic	$0.50		$0.70		$(0.20)
Diluted	$0.49		$0.68		$(0.19)

Weighted average shares outstanding
Basic	43,878		43,609		269
Diluted	44,582		44,510		72

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Thirty-Nine Weeks Ended

	October 30, 2021	% of net sales	October 31, 2020	% of net sales	YOY Variance

Net sales	$1,089,784	100.0%	$1,013,572	100.0%	$76,212
Cost of goods sold	736,061	67.5%	679,122	67.0%	56,939
Gross profit	353,723	32.5%	334,450	33.0%	19,273

Operating expenses:
Selling, general and administrative expenses	286,263	26.3%	251,077	24.8%	35,186
Income from operations	67,460	6.2%	83,373	8.2%	(15,913)
Bargain purchase gain	-	0.0%	(2,218)	(0.2%)	2,218
Interest expense	905	0.1%	3,088	0.3%	(2,183)
Income before income tax expense	66,555	6.1%	82,503	8.1%	(15,948)
Income tax expense	16,519	1.5%	20,690	2.0%	(4,171)
Net income	$50,036	4.6%	$61,813	6.1%	$(11,777)

Earnings per share
Basic	$1.14		$1.42		$(0.28)
Diluted	$1.13		$1.40		$(0.27)

Weighted average shares outstanding
Basic	43,809		43,490		319
Diluted	44,471		44,260		211

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets
	October 30, 2021	January 30, 2021
Current assets:
Cash	$2,532	$65,525
Accounts receivable, net	684	581
Merchandise inventories	428,497	243,434
Prepaid expenses and other	15,706	15,113
Total current assets	447,419	324,653
Operating lease right of use asset	241,951	235,262
Property and equipment, net	123,457	99,118
Deferred income taxes	124	-
Goodwill	1,496	1,496
Definite lived intangible assets, net	267	289
Total assets	$814,714	$660,818

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$123,510	$77,441
Accrued expenses	105,289	109,056
Operating lease liability, current	39,790	36,014
Income taxes payable	2,500	4,917
Revolving line of credit	57,551	-
Total current liabilities	328,640	227,428

Long-term liabilities:
Deferred income taxes	-	434
Operating lease liability, noncurrent	231,498	228,296
Total long-term liabilities	231,498	228,730
Total liabilities	560,138	456,158

Stockholders’ equity:
Common stock	438	436
Additional paid-in capital	89,693	89,815
Accumulated earnings	164,445	114,409
Total stockholders’ equity	254,576	204,660
Total liabilities and stockholders' equity	$814,714	$660,818

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	October 30, 2021	October 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$50,036	$61,813
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	18,778	15,992
Amortization of discount on debt and deferred financing fees	188	422
Amortization of Intangible assets	23	21
Loss on asset dispositions	-	937
Gain on bargain purchase	-	(2,218)
Noncash operating lease expense	21,204	17,760
Deferred income taxes	(558)	2,801
Stock based compensation	2,236	2,436
Change in assets and liabilities, net of amounts acquired:
Accounts receivable, net	(103)	442
Operating lease liabilities	(20,915)	(20,781)
Merchandise inventory	(185,063)	(38,887)
Prepaid expenses and other	(781)	(2,021)
Accounts payable	41,723	94,900
Accrued expenses	(2,694)	31,992
Income taxes payable and receivable	(2,417)	6,127
Net cash provided by (used in) operating activities	(78,343)	171,736

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net of amounts acquired	(38,463)	(15,394)
Acquisition of Field and Stream stores, net of cash acquired	-	(4,778)
Net cash used in investing activities	(38,463)	(20,172)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) borrowings on line of credit	57,551	(116,078)
Increase in book overdraft	(1,382)	4,559
Proceeds from issuance of common stock per employee stock purchase plan	-	273
Payment of withholdings on restricted stock units	(2,356)	(689)
Principal payments on long-term debt	-	(22,000)
Net cash provided by (used in) financing activities	53,813	(133,935)

Net change in cash	(62,993)	17,629
Cash at beginning of year	65,525	1,685
Cash at end of period	$2,532	$19,314

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP net income and GAAP dilutive earnings per share to adjusted net income and adjusted diluted earnings per share:

	For the Thirteen Weeks Ended			For the Thirty-Nine Weeks Ended

	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020	November 2, 2019
Numerator:
Net income	$21,863	$30,482	$10,493	$50,036	$61,813	$10,532
Acquisition costs (1)	1,113	297	387	6,419	332	387
Hazard pay (2)	-	2,000	-	-	4,600	-
Store closing write-off (3)	-	-	-	-	1,039	-
Gain on bargain purchase (4)	-	(2,218)	-	-	(2,218)	-
Legal accrual (5)	-	2,125	-	-	2,125	-
Executive transition costs (6)	-	-	-	-	-	623
Less tax benefit	(301)	(1,154)	(100)	(1,733)	(2,113)	(262)
Adjusted net income	$22,675	$31,532	$10,780	$54,722	$65,578	$11,280

Denominator:
Diluted weighted average shares outstanding	44,582	44,510	43,559	44,471	44,260	43,316

Reconciliation of earnings per share:
Dilutive earnings per share	$0.49	$0.68	$0.24	$1.13	$1.40	$0.24
Impact of adjustments to numerator and denominator	0.02	0.03	0.01	0.10	0.08	0.02
Adjusted diluted earnings per share	$0.51	$0.71	$0.25	$1.23	$1.48	$0.26

Reconciliation of net income to adjusted EBITDA:
	For the Thirteen Weeks Ended			For the Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020	November 2, 2019
Net income	$21,863	$30,482	$10,493	$50,036	$61,813	$10,532
Interest expense	413	465	2,094	905	3,016	6,552
Income tax expense	7,372	9,530	3,287	16,519	20,691	3,195
Depreciation and amortization	6,665	5,404	4,832	18,801	16,085	14,090
Acquisition costs (1)	1,113	297	387	6,419	332	387
Hazard pay (2)	-	2,000	-	-	4,600	-
Store closing write-off (3)	-	-	-	-	1,039	-
Gain on bargain purchase (4)	-	(2,218)	-	-	(2,218)	-
Legal accrual (5)	-	2,125	-	-	2,125	-
Executive transition costs (6)	-	-	-	-	-	623
Stock-based compensation expense (7)	194	882	619	2,237	2,436	1,567
Pre-opening expenses (8)	1,712	958	1,482	3,090	1,778	2,483
Adjusted EBITDA	$39,332	$49,925	$23,194	$98,007	$111,697	$39,429

(1) Expenses incurred relating to the acquisition of Field & Stream locations in 2020 and 2019 and the proposed merger with the Great Outdoors Group, LLC in 2021.
(2) Expenses incurred relating to bonuses and increased wages paid to front-line and non-executive back office associates due to the COVID-19 pandemic.
(3) Costs and impairments recorded relating to the closure of one store during the first quarter of 2020.
(4) Excess of fair value over the purchase price of tangible assets acquired in connection with the Field & Stream stores acquired during fiscal year 2020.
(5) Accrual relating to pending labor litigation in the state of California.
(6) Expenses incurred relating to the transition of our CFO (incurred only in Q1 2019) and the recruitment and hiring of various key members of our senior management team. These events are not expected to be recurring.
(7) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2019 Performance Incentive Plan and employee stock purchase plan.
(8) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a new store location.